Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration No. 333-155607) and on Forms S-8 (Registration Nos. 333-48130, 033-54158, 333-58676, 333-115713, 333-159513, 333-174145, 333-208188, 333-188594 and 333-211238) of Quaker Chemical Corporation of our report dated February 28, 2019 except with respect to our opinion on internal control over financial reporting insofar as it relates to the effects of the matter discussed in the penultimate paragraph of Management's Report on Internal Control Over Financial Reporting, as to which the date is July 24, 2019, relating to the financial statements, which appear in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Philadelphia, PA
July 24, 2019